Exhibit 10.1


            Summary of Non-Employee Director Compensation, as Amended
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Cash Compensation:
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Annual Retainer for Non-Employee Directors (other than Chairman): $20,000

Annual Retainer for Non-Employee Chairman of the Board: $30,000

Annual compensation for service as Chairman of the Audit Committee: $5,000

Compensation per Board Meeting Attended In Person: $1000

Compensation per Board Meeting Attended by Telephone: $500

Reimbursement of reasonable travel and lodging expenses incurred in connection with attendance at Board meetings.


Equity Compensation (as provided in 2004 Director Stock Option Plan, as
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amended):
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Initial Grant to Non-Employee Director: 10,000 shares of Common Stock

Annual Grant to Non-Employee Directors: 3,000 shares of Common Stock